Exhibit  23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 333-51221, 333-47132, 333-108993 and 333-155046 of The Procter & Gamble Company on Form S-8 of our report dated September 16, 2022 appearing in this Annual Report on Form 11-K of the Employee Stock Purchase Plan (Japan) for the year ended June 30, 2022.

/s/Navarro Amper & Co.

Taguig City, Philippines
September 16, 2022